Exhibit 99.2

                                                              ----------------
                                                              Maxcor Financial
                                                              ----------------

FOR IMMEDIATE RELEASE
Contact:
Maxcor Financial Group Inc.
Two World Trade Center, 84th Floor
New York, NY  10048
(212) 748-7000, Roger Schwed (Investor Relations)

                            MAXCOR FINANCIAL GROUP
                            ----------------------
                        TO REPURCHASE 26% STAKE HELD BY
                        -------------------------------
                        WELSH, CARSON, ANDERSON & STOWE
                        -------------------------------

              Agreementreached to repurchase 2,986,346 shares of

                  Maxcor's Common Stock From Welsh Carson for
                       $5,226,105.50, or $1.75 per share

          NEW YORK, March 25, 1999 - Maxcor Financial Group Inc. (Nasdaq:
MAXF) announced today that it has reached a definitive agreement with the Welsh, Carson, Anderson & Stowe venture capital group for the repurchase of all 2,986,346 shares of Maxcor's Common Stock held by Welsh Carson's investment partnerships. The 2,986,346 shares represent approximately 26.4% of the 11,323,782 shares of Common Stock that Maxcor currently has outstanding.

          Under the terms of the agreement, Maxcor will pay a total of $5,226,105.50, or $1.75 per share, to repurchase the shares. Closing of the repurchase is expected to occur in May 1999 and is contingent upon Maxcor obtaining financing for the transaction, in addition to certain other customary conditions.

          Gilbert Scharf, President and CEO of Maxcor, said "Welsh Carson has been an important and valued partner for us since they made their initial investment in Euro Brokers in 1994. But the opportunity to acquire 26% of our outstanding shares in one bloc at an approximately 33% discount to our 1998 year-end book value of $2.63 per share was one that our Board felt was in the best interests of our remaining shareholders. On a pro forma basis, assuming no other changes, consummation of the transaction would have increased 1998 year-end book value by approximately 12%, to $2.95 per share."

          "With this agreement, along with other recent initiatives we have undertaken, management of Maxcor feels that its plans to strengthen the Company and position it for future growth are coming to fruition. Today, we are also separately announcing a three-year information data sale agreement with Telerate, Inc. for the emerging markets debt information of our Euro Brokers operations. Additionally, the joint venture (Euro Brokers Finacor Limited) that we consummated at 1998 year end between our Euro Brokers London capital markets operations and those in London and Paris of the European broker, Finacor Limited, has significantly improved












                              Page 7 of 8 Pages
our London operations and placed them on a profitable footing. In New York, early 1999 results have also shown an improvement in our money market and derivatives businesses, where market activity has increased and where we are gaining market share, as well as in our emerging markets operations."

          "Accordingly, if we can continue to execute on these and other initiatives, as well as sustain and build upon early first quarter 1999 indications, the reduction in Maxcor's outstanding capitalization from consummating the Welsh Carson repurchase can provide potentially even greater long term returns for our remaining shareholders."

          "Our inter-dealer brokerage business today is very focused and committed to providing the best possible service to our customers. We are making significant investments in our technology and infrastructure to address the automation and other challenges that lie ahead in the industry, but recognize that our biggest and most important investment continues to be in our people. Additionally, we continue to search for new businesses that are compatible with our experience and strength and which can diversify and augment our revenue streams."

          Maxcor Financial Group Inc. is a financial services holding company whose common stock is traded on the Nasdaq National Market under the symbol "MAXF". Maxcor Financial Inc. is its U.S. registered broker-dealer subsidiary, engaged in investment banking and other financial activities. Through the Euro Brokers division of Maxcor Financial Inc. and other Euro Brokers subsidiaries, the Company is a leading domestic and international inter-dealer brokerage firm specializing in emerging market products, cash deposits and other money market instruments, interest rate and currency derivatives, natural gas, electricity, weather and other energy products, repurchase agreements and other fixed income securities. Through its Maxcor Financial Asset Management Inc. subsidiary, the Company conducts securities lending and other asset management businesses. The Company employs approximately 625 persons and maintains principal offices in New York, Stamford, London, Geneva, Tokyo, Toronto and Mexico City.


--------------------------------------------------------------------------------

This release contains certain statements which describe the Company's beliefs concerning historic, but incomplete and unreported financial results, as well as future business conditions and the outlook for the Company based upon currently available information. Such information is based on management's preliminary estimates, assumptions and projections, and is subject to significant uncertainties (such as market conditions, the Company's relationships with its employees, counterparties and clearing firms, the Y2K compliance status of third parties, the actions of the Company's competitors and government regulatory changes), many of which are beyond the control of the Company. Actual results could differ materially from those expected by the Company. Wherever possible, the Company has identified these "forward-looking" statements (as defined in Section 21E of the Securities and Exchange Act of 1934) by words such as "anticipates," "believes," "estimates," "expects," "suggests" and similar phrases. Reference is made to the "Cautionary Statements" section of the Company's 1997 Annual Report on Form 10-K (and to the same section of the Company's 1998 Annual Report on Form 10-K, to be filed next week) for a fuller description of these risks.

--------------------------------------------------------------------------------











                              Page 8 of 8 Pages